EXHIBIT 10.1

                      FEDERAL COMMUNICATIONS COMMISSION            FCC 98-171
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                                  BEFORE THE
                      FEDERAL COMMUNICATIONS COMMISSION
                            WASHINGTON, D.C. 20554

In re Applications of                          )
                                               )
Radio SunGroup of Texas, Inc.                  )   File Nos. BRH-970407WB,
                                               )   BR-970317WB,
For Renewal of Licenses of                     )   and BRH-970317WH
Stations KYKX-FM, Longview, Texas;             )
KEAN(AM)/KEAN-FM, Abilene, Texas;(1)           )
                                               )
and                                            )
                                               )
Radio SunGroup of Bryan/College Station, Inc.  )   File No.  BRH-970331YK
                                               )
For Renewal of License of                      )
Station KKYS(FM), Bryan, Texas;                )
                                               )
and                                            )
                                               )
Radio SunGroup of Texas, Inc.                  )
Assignor                                       )
                                               )
and                                            )
                                               )
Sunburst Media, LP                             )
Assignee                                       )
                                               )
For Consent to the Assignment of Licenses of   )
                                               )
Stations KYKX-FM, Longview, Texas;             )   File Nos. BAL-980330GH,
KEAN(AM)/KEAN-FM, Abilene, Texas;              )   BAPLH-980330GI,
                                               )   and BALH-980330GK
and                                            )
                                               )
Radio SunGroup of Bryan/College Station, Inc.  )
Assignor                                       )
                                               )
and                                            )
                                               )
Sunburst Media, LP                             )
Assignee                                       )
                                               )
For Consent to the Assignment of License of    )
                                               )
Station KKYS(FM), Bryan, Texas                 )   File No. BALH-980330GL

--------

(1) On May 1, 1998, KEAN(AM) changed its call sign letters to KGMM(AM). For purposes of this Order, we will continue to refer to the station by its original call sign.

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                         MEMORANDUM OPINION AND ORDER
                       & NOTICES OF APPARENT LIABILITY

      ADOPTED: JULY 23, 1998                        RELEASED: JULY 23, 1998

BY THE COMMISSION:     Commissioner Furchtgott-Roth concurring in part,
                       dissenting in part, and issuing a separate statement.

                               I.  INTRODUCTION

      1. The Commission has before it for consideration: (i) license renewal. applications for the above-captioned stations; (ii) assignment of license applications for the stations; and (iii) the above licensees' responses to our staff letters of inquiry.

      2. As discussed below, we find that the behavior of the Radio SunGroup during this license term was in violation of our Equal Employment Opportunity ("EEO") Rule, Section 73.2080 of the Commission's Rules, 47 C.F.R. ss.
73.2080. If the EEO Rule were in full force, the conduct would warrant imposition of forfeitures and a short-term renewal for KYKX-FM. We note, however, that the United States Court of Appeals for the District of Columbia Circuit recently found the outreach portions of our EEO Rule to be unconstitutional. Lutheran Church - Missouri Synod v. FCC, 141 F.3d 344 (D.C. Cir. 1998) ("Lutheran Church"). Although the Commission has filed a petition for rehearing in the case, we have deferred to the Court and have not issued any decisions imposing sanctions for violation of the EEO Rule since the Court announced its decision. Thus, under normal circumstances, we would withhold action in this case pending final resolution of the rehearing petition. The licensees have informed us, however, that for financial reasons, they wish to have the Commission act immediately on their renewal applications, as well as other applications they have filed to assign the licenses to new owners. To accommodate this request while preserving our enforcement options, we believe the best course is to issue this decision consistent with the EEO Rule that was applicable-during this license term, but, in recognition of the holding in Lutheran Church. suspend the sanctions. Thus, until further notice, the licensees will not be required to respond to these Notices of Apparent Liability. If the panel decision in Lutheran Church becomes final, the Mass Media Bureau will issue an order canceling the Notices of Apparent Liability and confirming that the KYKX-FM renewal application was granted for a full-term ending on August 1, 2005. In the event rehearing is granted and the panel decision is vacated, the Bureau will provide the licensees 30 days notice of the end of the suspension period. At that time, the licensees may take any of the actions set forth in Section 1.80 of the Commission's Rules, 47 C.F.R. ss. 1.80, as summarized in the attachment to this Memorandum Opinion and Order. Any comments concerning the ability to pay should include those financial items set forth in the attachment.

                                II. DISCUSSION

KYKX-FM, LONGVIEW, TEXAS

      3. In Eagle Radio. Inc.. 9 FCC Rcd 836 (1994), recon. denied 11 FCC Rcd 496 (1996) ("Eagle Radio"), the Commission determined that grant of the 1990 renewal application of KYKX-FM was in the public interest. However, the Commission also determined that the station had engaged in EEO rule violations warranting imposition of significant sanctions. Among other things, the Commission concluded that the licensee had "failed to recruit so as to attract an adequate pool of minority applicants" for at least 22 (64.7%) of its 34 full-time vacancies. See Eagle Radio at 856. Accordingly, the

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Commission renewed the station's license for a short term(2) subject to three years of reporting conditions and issued a Notice of Apparent Liability for Forfeiture in the amount of $3 1,250. Following the issuance of the Notice of Apparent Liability, the licensee paid the forfeiture in full. 11 FCC Rcd at 496 n. 1.

      4. We also expressed concern in Eagle Radio. Inc. that, although the licensee had stated in its 1990 renewal application that it would contact new recruitment sources including minority organizations, it actually contacted no minority sources for vacancies that occurred after it made that representation. 9 FCC Rcd at 856 n. 37.

      5. In accordance with the Commission's decision in Eagle Radio, KYKX-FM submitted EEO progress reports on April 1, 1994, April 1, 1995 and April 9, 1996, to fulfill its reporting conditions. By letter dated September 14, 1995, Commission staff determined that the station's 1994 and 1995 EEO progress reports showed that the licensee had failed to recruit for two (33.3%) of its six full-time vacancies and that minorities were present in four (66.7%) of the six applicant pools. In its letter to the licensee, the staff acknowledged that KYKX-FM had made some progress in recruiting minorities, but emphasized that recruitment should occur for each vacancy. By letter dated April 22, 1996, Commission staff determined that the licensee's final EEO progress report was satisfactory since KYKX-FM had attracted five minorities for its two full-time vacancies and minorities were present in each applicant pool. On September 4, 1996, the station's renewal application was granted.(3)

      6. With respect to the licensee's present renewal application, review of the record reveals that the licensee recruited for only four (50%) of its eight vacancies.(4) The licensee explains that, in one instance, it hired an individual from a competing station when an employee unexpectedly resigned and, in another, it hired a walk-in applicant. It also hired two former student interns for full-time positions without recruitment upon their graduation from college. However, the Commission's EEO Rule requires that a licensee recruit for minority and female applicants "whenever job vacancies are available in its operation." See Section 73.2080(c)(2) of the Commission's Rules; Tidewater Communications, Inc., 12 FCC Rcd 11830, 11832 (1997).

      7. There are no substantial and material questions of fact warranting designation for hearing and grant of the applications would be consistent with
Section 309(k) of the Communications Act of 1934, as amended, 47 U.S.C. ss. 309(k). See Astroline Communications Co. v. FCC, 857 F.2d 1556 (D.C. Cir.
1988) ("Astroline"). Further, we find no indication of employment discrimination. The licensee recruited and interviewed minorities. Therefore, because the licensee is otherwise qualified, grant of the applications will serve the public interest. 47 U.S.C. ss. 309(d)(2).

      8. However, we find that the licensee violated our EEO Rule because it failed to recruit for half of its vacancies. Moreover, we find this violation to be of aggravated seriousness because the licensee violated our EEO Rule in its previous regular license renewal term. In Eagle Radio, Inc., we imposed substantial sanctions in an attempt to ensure that the licensee would, in the future, comply with the EEO Rule. While some progress was evidenced during the period of time when the licensee was under Commission scrutiny by virtue of the short-term renewal and reporting conditions imposed in Eagle Radio,

---------

(2) Pursuant to Eagle Radio, Inc., the station's license expired on August 1, 1995, rather than August 1, 1997, the regular expiration date for Texas radio stations.

(3) Upon expiration of the station's short-term renewal, the licensee had filed another renewal application to cover the period from August 1, 1995, to August 1, 1997.

(4)   The current license term ended on August 1, 1997.


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Inc it was still necessary for the staff to explicitly warn the licensee of its obligation under the EEO Rule to recruit for minorities for all of the station's vacancies. Nonetheless, shortly after the licensee was relieved of direct Commission scrutiny by virtue of the grant of its short-term renewal application and the end of reporting conditions, its record again evidences serious non-compliance with the EEO Rule.

      9. In determining a forfeiture or other sanctions for EEO violations, we ordinarily look to case precedent, taking into account the relevant statutory factors in Section 503(b)(2) of the Communications Act of 1934, as amended, including the nature, circumstances, extent and gravity of the violations, and a licensee's record of compliance with our rules. In our evaluation, we consider the station's size, number of hiring opportunities, MSA size, recruitment patterns, applicant and interview pools, assessment and record-keeping. See e.g., Stauffer Communications. Inc.. 10 FCC Rcd 5060, 5061
(1995). However, in the instant case, the most reliable basis for assessing the sanctions warranted is KYKX-FM's EEO record during the current license term and its apparent pattern of noncompliance with the EEO Rule, taking into consideration the other relevant factors set forth in Section 503(b)(2).

      10. The record reflects that the licensee was previously found in Eagle Radio, Inc. to have violated the EEO Rule because of deficient recruitment efforts and inadequate self-assessment. Notwithstanding the imposition of a forfeiture in the amount of $31,250, short-term renewal, and reporting conditions, the licensee has again failed to make adequate recruitment efforts. Because the sanctions previously imposed were evidently insufficient to motivate the licensee to comply with our EEO Rule, we will grant the licensee's renewal application for a short-term and subject to the issuance of a Notice of Apparent Liability in the amount of $35,000.


KEAN(AM)/KEAN-FM, ABILENE, TEXAS

      11. After reviewing the record before us, we conclude that there are no substantial and material questions of fact warranting designation for hearing and grant of the applications would be consistent with Section 309(k) of the Communications Act of 1934, as amended, 47 U.S.C. ss. 309(k). See Astroline. Further, we find no indication of employment discrimination. The licensee recruited and interviewed minorities. Therefore, because the licensee is otherwise qualified, grant of the applications will serve the public interest. 47 U.S.C. ss. 309(d)(2).

      12. The Commission uses an efforts-based approach to assessing EEO compliance. We do not require that the proportion of minorities or women employed equal their presence in the labor force or that any certain percentage of an entity's staff be composed of minorities or women. Instead, we focus on the station's EEO program, its consistent efforts to contact sources likely to refer qualified female and minority applicants and self-analysis of its outreach program. See Streamlining Broadcast EEO Rule and Policies, 11 FCC Rcd 5154, 5158 (1996). The objective of our efforts-based approach is to increase the pool of qualified female and minority candidates from which a licensee can then select the best qualified applicant, without regard to gender, race, or ethnic origin. Id. at 5158-59. Although the stations recruited for all of their vacancies during the review period, they received only four minority applicants in a local labor force which includes 19.2% minorities.(5) The stations did not modify their recruitment sources, even though the sources being used were unproductive in generating sufficient minority referrals. Indeed, the licensee failed to maintain records necessary for meaningful EEO self-assessment in that it could not identify the referral source of 46 (43.4%) of its 106 applicants. Nor could the licensee identify the race

---------

(5) The current license term ended on August 1, 1997. According to the 1990 Census, the Abilene, Texas Metropolitan Statistical Area, in which the stations are located, had a 47.8% female and a 19.2% minority labor force (5.5% Black, 12.3% Hispanic, 1.1% Asian/Pacific Islander, and 0.3% American Indian.)


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of 36 (34.0%) of its 106 applicants. We also find that the licensee's use of one applicant pool which was not minority inclusive for three hires is further evidence of the licensee's lack of self-assessment.

      13. After carefully reviewing the facts of this case, we find that the record here is similar to that of KJIN(AM)/KCIL(FM) Houma, Louisiana, in Guaranty Broadcasting Corp., 12 FCC Rcd 1660 (1997).(6) Like KEAN(AM)/KEAN-FM, KJIN(AM)/KCIL(FM) recruited for all nine of its vacancies and had only seven applicant/interview pools because multiple hires were made from one applicant pool. Although both stations are located in areas with significant minority labor forces (15.9% for KJIN(AM)/KCIL(FM) and 19.2% for KEAN(AM)/KEAN-FM), they failed to attract minorities to a significant number of their vacancies. KJIN(AM)/KCIL(FM) attracted only two minorities (1.8%) out of 112 applicants, while only four (3.8%) of KEAN(AM)/KEAN-FM'S 106 applicants were minorities. Further, KJIN(AM)/KCIL(FM) had only two minorities (4.7%) out of 43 interviewees, while KEAN(AM)/KEAN-FM had only three minorities (4.3%) out of 69 interviewees. Like KEAN(AM)/KEAN-FM, KJIN(AM)/KCIL(FM) failed to modify its recruitment sources in order to produce more minority referrals. We renewed the license of KJIN(AM)/KCIL(FM) subject to reporting conditions and issued a Notice of Apparent Liability of $10,000.

      14. Both KEAN(AM)/KEAN-FM and KJIN(AM)/KCIL(FM) failed to demonstrate that their recruitment efforts were productive or that they had meaningfully self-assessed the effectiveness of those efforts. However, KEAN(AM)/KEAN-FM attracted more minorities to its applicant and interview pools (minorities in four of seven applicant pools and in three of seven interview pools, including one of four upper-level pools) than KJIN(AM)/KCIL(FM) (minorities in one of seven applicant/interview pools and none in the eight upper-level pools). Nonetheless, unlike KJIN(AM)/KCIL(FM), KEAN(AM)/KEAN-FM failed to maintain complete referral source and race data for a significant number of its applicants. Therefore, we conclude that the issuance of a Notice of Apparent Liability in the amount of $10,000 is appropriate.


KKYS(FM), BRYAN, TEXAS

      15. After reviewing the record before us, we conclude that there are no substantial and material questions of fact warranting designation for hearing and grant of the applications would be consistent with Section 309(k) of the Communications Act of 1934, as amended, 47 U.S.C. ss. 309(k). See Astroline. Further, we find no indication of employment discrimination. The licensee recruited and interviewed minorities. Therefore, because the licensee is otherwise qualified, grant of the applications will serve the public interest. 47 U.S.C. ss. 309(d)(2).

      16. As noted above, the Commission uses an efforts-based approach to assessing EEO compliance. See paragraph 13, supra. Twelve (57.1%) of the station's 21 hires were word-of-mouth referrals, and the licensee used only word-of-mouth referrals for eight vacancies. A licensee's use of word-of-mouth recruitment may not be proper if its tends to exclude minorities and females. See Rust Communications Group. Inc., 73 FCC 2d 39, 48 n.13 (1979); see also Historic Hudson Valley Radio, Inc., 11 FCC Rcd 7391, 7396-97 (1996). Additionally, we have held that a licensee failed to self-assess adequately the effectiveness of its recruitment sources where the licensee's hires for a majority of its vacancies were referred by informal means such as word-of-mouth. See Davidson County Broadcasting Company, Inc.. 12 FCC Rcd 3375, 3383 (1997). In the instant case, the licensee utilized only word-of-

----------

(6) The stations are located in the Houma-Thibidaux, Louisiana Metropolitan Statistical Area, which had a 15.9% minority labor force in 1990 (11.5% Black, 1.4% Hispanic, 0.4% Asian/Pacific Islander and 2.6% American Indian.)

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mouth recruitment for eight vacancies which resulted in only one applicant/interviewee per position, the actual hire. None of these single applicants were minorities, indicating that recruitment sources other than word-of-mouth should have been utilized. Further, over half (57.1%) of the station's total hires were word-of-mouth referrals, which resulted in only one minority inclusive applicant pool. It thus appears that the licensee failed to self-assess its program by not recognizing the ineffectiveness of its word-of-mouth recruitment methods and by not varying or using other outside recruitment sources, including minority-specific sources, in order to attract qualified minority applicants.

      17. After carefully reviewing the facts of this case, we find that the record here is similar to but more egregious than that of WKNR(AM), Cleveland, Ohio, in CV Radio Associates. L.P., 12 FCC Red 14016 (1997), petition for recon. pending.(7) WKNR(AM) filled 31 vacancies but had only 30 applicant/interview pools (23 upper-level) because one pool was used to fill two lower-level vacancies. The station contacted one to four recruitment sources for 29 vacancies, including four minority sources. Minorities were present in only eleven (36.7%) of the station's 30 applicant/interview pools, including six (26.1%) of its 23 upper-level applicant/interview pools. Despite its failure in attracting qualified minority applicants in an area with a significant minority labor force (17.3%), the licensee did not use more minority recruitment sources or otherwise modify its recruitment list. Further, WKNR(AM) used word-of-mouth recruitment for 18(58.1%) of its 31 vacancies, which resulted in only two minority applicants (one upper-level). Ten (43.5%) of WKNR(AM)'s 23 upper-level hires were obtained by word-of-mouth, and the only applicants for four of those ten upper-level vacancies were word-of-mouth referrals. However, WKNR(AM) used at least one general recruitment source, in addition to word-of-mouth recruitment, for all of the 29 vacancies for which it recruited. 12 FCC Red at 14020 and n. 1. We renewed the license of WKNR(AM) subject to reporting conditions and issued a Notice of Apparent Liability in the amount of $14,000.

      18. The licensees of WKNR(AM) and KKYS(FM) failed to demonstrate that their recruitment efforts were effective or that they adequately self-assessed their stations' EEO programs. Both stations failed to attract minorities to a significant number of their applicant/interview pools and did not attempt to modify their recruitment lists to rectify this failure. Both stations relied heavily on informal recruitment methods such as word-of-mouth referrals which resulted in few minority applicants. However, WKNR(AM) also used at least one other general source for the 29 of 31 vacancies where it recruited. KKYS(FM), on the other hand, relied only upon word-of mouth recruitment for eight of its 21 vacancies. Further, although KKYS(FM) is located in an area with a higher minority labor force than WKNR(AM) (25.5% and 17.3%, respectively), minorities were present in a lower percentage of its applicant/interview pools (27.8% and 36.7%, respectively).(8) Therefore, we conclude that the issuance of a Notice of Apparent Liability in the amount of $16,000 is appropriate.

                            III.  ORDERING CLAUSES

      19. Accordingly, IT IS ORDERED that the license renewal application filed for Station KYKX-FM IS GRANTED for a short term expiring August 1, 2001, subject to a NOTICE OF

---------

(7) The stations are located in the Cleveland, Ohio/Cleveland-Lorain-Elyria, Ohio Metropolitan Statistical Area, which had a 17.3% minority labor force in 1990 (14.2% Black, 1.8% Hispanic, 1.1% Asian/Pacific Islander and 0.2% American Indian.)

(8) The current license term ended on August 1, 1997. According to the 1990 Census, the Bryan-College Station, Texas Metropolitan Statistical Area, in which the station is located, had a 44.8% female and a 25.5% minority labor force (9.6% Black, 12.1% Hispanic, 3.6% Asian/Pacific Islander, and 0.2% American Indian).


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APPARENT LIABILITY FOR FORFEITURE in the amount of $35,000, pursuant to
Section 503 of the Communications Act of 1934, as amended, 47 U.S.C. ss. 503.

      20. IT IS FURTHER ORDERED that the license renewal applications filed for Stations KEAN(AM)/KEAN-FM and KKYS(FM) ARE GRANTED subject to NOTICES OF APPARENT LIABILITY FOR FORFEITURE in the amounts of $10,000 and $16,000, respectively, pursuant to Section 503 of the Communications Act of 1934, as amended, 47 U.S.C. ss. 503.

      21. IT IS FURTHER ORDERED that the assignment of license applications filed for Stations KYKX-FM, KEAN(AM)/KEAN-FM and KKYS(FM) ARE GRANTED subject to the condition that, based on the applicants' specific representations in a letter dated July 22, 1998, the assignor and assignee will assume the consequences associated with the assignee succeeding to the place of the current licensee in the renewal application.

      22. IT IS FURTHER ORDERED that the forfeiture proceedings and the August 1, 2001, expiration of the renewal in this case ARE SUSPENDED until further notice.

      23. IT IS FURTHER ORDERED that one copy of this Memorandum Opinion and Order be sent to the licensees and assignee by Certified Mail -- Return Receipt Requested.


                        FEDERAL COMMUNICATIONS COMMISSION

                        Magalie Roman Salas
                        Secretary


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              STATEMENT OF COMMISSIONER HAROLD FURCHTGOTT-ROTH,
                  CONCURRING IN PART AND DISSENTING IN PART


IN RE APPLICATIONS OF RADIO SUN GROUP OF TEXAS, INC., FOR RENEWAL OF LICENSES OF STATIONS KYKX-FM, LONGVIEW, TEXAS; KEAN(AM)/KEAN-FM, ABILENE, TEXAS; AND RADIO SUNGROUP OF BRYAN/COLLEGE STATION, INC., FOR RENEWAL OF LICENSE OF STATION KKYS(FM), BRYAN, TEXAS

      I concur in the grant of these license renewals. I must dissent, however, from the issuance of these Notices of Apparent Liability ("NAL") -- even if sanctions are temporarily stayed -- for violation of the "outreach" element of the Commission's EEO rule.

                                      I.

      In a decision of great significance for this agency, the United States Court of Appeals for the District of Columbia Circuit held that the "outreach" parts of the EEO rule, 47 CFR sections 73.2080(b) & (c), violate the equal protection component of the Fifth Amendment. Lutheran Church-Missouri Synod v. FCC, 141 F.3d 344 (D.C. Cir. 1998). In my view, this ruling deserves more than to be "note[d]" in passing, NAL at para. 2, by this independent administrative agency. Rather, it deserves the full respect that should be accorded to the decision of duly appointed and confirmed Article III judges, whose constitutional duty it is "to say what the law is." Marbury v. Madison, 5 U.S. (1 Cranch) 137, 177 (1803).

      To be sure, the Court of Appeals has not issued a formal mandate in Lutheran Church. I recognize that the court's invalidation of the outreach provisions thus has not technically been implemented and that the relevant sections of the EEO rule still sit on our books. The Court's holding on the unconstitutionality of these EEO regulations was unmistakably clear, however, and the panel opinion squarely rejected much of the boilerplate EEO language that is nevertheless included in the NAL. Compare Lutheran Church, 141 F.3d at 351-353 (rejecting argument that outreach rule regulates only recruiting and that its enforcement does not depend on numerical goals or statistical parity) with NAL at paras. 12, 16 (asserting that outreach rule governs only candidate pool and that Commission uses only "efforts-based" approach in evaluating compliance without relying on percentages or parity). In addition, the Commission applies the outreach provisions to the stations' records in exhaustive detail and in conclusion issues notices of liability for over $60,000 to the licensee under the sole authority of those subsections.(9) I believe that deference to the D.C. Circuit's decision counsels greater restraint in the continued invocation and application of the EEO program requirements than is evidenced by this NAL.

      Furthermore, although the NAL temporarily suspends the forfeiture proceedings and the short-term renewal expiration date, this is insufficient to prevent injury to the licensee. In several ways, the licensee suffers harm as a result of today's action. First, the licensee, as well as the assignee which has agreed to step into its shoes, bears on its record the black mark made by this NAL. See Meredith Corp. v. FCC, 809 F.2d 863, 868-869 (D.C. Cir.
1987). Not only does this have a potential adverse effect in future Commission proceedings, but it can also make access to capital more difficult. Second, given the

---------

(9) Moreover, the Commission errs in assuming that if the en banc court ruled the outreach provision constitutional, the Bureau could automatically move to enforce this NAL. See NAL at para. 2. Apart from the constitutionality of the rule, there is yet another potential legal problem: the D.C. Circuit questioned whether the EEO rule sits atop a sound statutory structure, see Lutheran Church, 141 F.3d at 354, and intended to remand the case to the Commission in order to decide that issue, see id. at 356. This issue thus may remain open on a possible remand of the case by the en banc court. We would, of course, have to resolve that question before we could lift the suspension of sanctions.


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Commission's apparent assumption that it will resume full-scale enforcement of the BEG rule if and when Lutheran Church is vacated, the implicit message to this assignee is that it must continue to maintain BEG programs, which causes "economic harm by increasing the expense of maintaining a license." Lutheran Church, 141 F.3d at 349-350.(10) Third, the term of the license now in effect for KYKX-FM is ambiguous. The stated renewal is for a short term expiring August 1, 2001, NAL at para. 19, the August 1, 2001, expiration date of the renewal is then suspended, id. at para. 21, but no effective expiration date is specified. What kind of license, then, does the station have in the interim? Because the NAL does not provide that the renewal filed for by KYKX-FM is granted, as it does for all the other full term renewals, it is not clear that this renewal is in fact for a full term.(11) If KYKX-FM's current renewal is for anything less than the standard term, which it would have been but for the application of the BEG rule, then the Commission has in fact sanctioned the licensee.

      Finally, if there is a possibility that application of a governmental rule could violate even one person's constitutional right to equal protection under the law -- a proposition more than likely here, given the panel opinion -- we as federal officials ought to be extremely reluctant to start down that path. It would perhaps be a different case if we were statutorily required by Congress to administer this program, but we are not. The entire BEG scheme is founded entirely upon this Commission's interpretation of the "public interest" standard, see Nondiscrimination Employment Practices of Broadcast Licensee, 13 FCC 2d 766 (1968).(12) The Court of Appeals, however, has questioned whether this standard provides an adequate statutory basis for the EEO rule. See supra note I. Even if the "public interest" language could be interpreted as granting the Commission discretion to adopt EEO regulations, we ought to exercise that discretion in a way that does not put our policies on a collision course with the Fifth Amendment. Cf. United States v. Thirty-Seven Photographs, 402 U.S. 363, 369 (1971) (statutes should be construed to avoid, not to create, constitutional problems).(13) We should, in our discretion, decline to apply the EEO program requirements at least until we can be assured of their constitutionality.

--------

(10) Indeed, this message is telegraphed to all broadcast licenses, who thus fail to continue to incur the costs of these programs at their regulatory peril.

(11) In this regard, it is hard to see how the Bureau could "confirm[ ]" that the renewal was for a full term, NAL at para. 2, something never expressed in this Order.

(12) Although Congress has prohibited the Commission from revising our EEO regulations for television broadcast station licensees or permittees, see 47 U.S.C. section 334(a)(1)-(2), this limitation does not, in my view, amount to an affirmative expression of authority for their promulgation under the public interest standard; it is, at best, a placeholder. In any event, this provision speaks only of regulations governing television licensees or permittees and thus can provide no support whatsoever for EEO rules as applied to radio licensees, the subject of this item.

(13) Notably, there are alternative, race-neutral means of furthering the public interest in not licensing broadcasters who violate the national policy against employment discrimination, the original goal of the EEO rule. See Nondiscrimination Employment Practices of Broadcast Licensees, 13 FCC 2d 766 (1968). For instance, assuming we possess the necessary statutory authority, we might promulgate a rule to take account of whether a renewal applicant has broken either state or federal anti-discrimination laws. Such a rule has the benefit of ease of administration: broadcasters could simply certify whether they had been found liable for employment discrimination during the preceding license period, and renewal opponents could readily rebut those certifications. Such a rule would also leave the determination of discrimination up to the institutions best equipped to make that finding, the courts and the Equal Employment Opportunity Commission.


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                                     II.

      While I do not mean to suggest that the Commission has refused to comply with the D.C. Circuit's ruling, I believe it appropriate to say a few words about the concept of agency nonacquiescence in judicial decisions, a stance that I hope the Commission does not adopt in the future with respect to this litigation. Agency nonacquiescence may be a legitimate course of action in certain circumstances, see Davis & Pierce, Administrative Law Treatise,
section 2.9, at 102-105 (3d ed. 1994), but the justification for such conduct dissipates when the case at issue presents a constitutional question, as here.

      Administrative agencies are thought to have some expertise when construing statutes that Congress has charged them with administering. See Chevron v. Natural Resources Defense Council, 467 U.S. 837, 842-43 (1985). Therefore, they arguably have a right to "disagree" with a court of law about the proper interpretation thereof. But when it comes to interpreting the Constitution, agencies are afforded no such deference. That is a job for the courts. See Syracuse Peace Council v. FCC, 867 F.2d 654, 658-659 (D.C. Cir.
1989). The President and the Congress certainly have an independent duty to satisfy themselves of the constitutionality of their actions, but neither the President nor the Congress has delegated that power (assuming such power is even delegable) to this agency. There could thus be no impermissible interference by the judicial branch with the decisionmaking of an agency on issues entrusted to its discretion by Congress. Cf Lopez v. Heckler, 463 U.S. 1328 (1983) (warning, in discussion of agency nonacquiescence, of "risk of 'propel[ing] the court into the domain which Congress has set aside exclusively for the administrative agency"') (quoting SEC v. Chenery Corp., 332 U.S. 194, 196 (1947)).

      Moreover, in a case such as this one, there is no chance that nonacquiescence in the D.C. Circuit's decision would allow the Commission to create a circuit split in order to facilitate Supreme Court review. See Davis & Pierce at 105-106. Nor would adherence to the decision create a lack of national uniformity in federal regulation. Id. These two fundamental premises of nonacquiescence simply do not pertain here because appeals for judicial review of FCC licensing determinations are within the exclusive jurisdiction of the D.C. Circuit. See 47 U.S.C. section 402(b). The only circuit court that ever could pass on the constitutionality of the EEO rule has definitively done so. See Estreicher & Revesz, "Nonacquiescence by Federal Administrative Agencies," 98 Yale L.J. 679, 752 (1989) (observing that arguments for nonacquiescence "are less persuasive . . . for the regional circuits . . . where they have been given nationally exclusive responsibility over particular subject matter, such as the D.C. Circuit has over various types of administrative appeals" because "there will be no intercircuit dialogue and percolation").

                                     III.

      In light of the foregoing, my preferred course of action would be simply to stay our hand with respect to all EEO matters until the Lutheran Church decision becomes final. That is generally feasible with respect to simple license renewals. Where license transactions such as sales are involved, however, the practical effects of deferring a decision can be extremely burdensome to the transacting parties, who face real-world deadlines for closing their deals. In such a situation, I believe that agency action is required and that, if otherwise warranted, we should simply grant the license renewal without actually applying the EEO rule or declaring liability thereunder. Where the licenses to be renewed are being transferred to a new owner, as here, the specific deterrent effect of the forfeiture will not be achieved because the current licenseholder against whom the fine is imposed will no longer operate the station. As for the new owner, there will be time enough, if Lutheran Church is ultimately reversed, to review that owner's compliance with EEO regulations.(14)

---------

(14) Again, however, our possible lack of statutory authority for the EEO rule may preclude such review. See supra note 1.


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      Accordingly, I believe that the instant licenses should be renewed for full terms, but I would not apply the outreach provisions as the basis for any notice of apparent liability. To my mind, we owe greater deference to the opinion of the Court of Appeals than to continue to issue notices of apparent liability pursuant to those regulations. I no way do I insinuate that my colleagues have ignored the decision of the Court of Appeals, for they have clearly acknowledged the case, suspending sanctions in its light. But as I have noted, even with suspension, this licensee suffers real harm. In deference to the Court of Appeals, in view of the discretionary nature of the EEO scheme, and given the importance of the constitutional right to equal protection, I would have gone farther than the Commission and not applied the EEO rule at all.

                                 *    *    *



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      In closing, I emphasize that I am profoundly uncomfortable with the prospect of enforcing rules -- or indirectly maintaining rules through the suggestion or coercion of voluntary" industry standards -- that stand a chance of violating any person's right to be treated equally with his or her fellow citizens under the law. Similarly, I am troubled that any public agency would expend public funds for any purpose that may directly or indirectly threaten that fundamental right. "[T]he equal protection of the laws" guaranteed to "any" person, U.S. Const., Amdt. XIV, regardless of their race, is a principle that was hard fought and stands as a tribute to the American dream of opportunity for everyone. We should take no action that would undermine that great constitutional precept, as interpreted and applied by the judicial branch.



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                                   ERRATUM
                                   -------

                                               RELEASED:  JULY 24, 1998

      The Memorandum Opinion and Order & Notices of Apparent Liability in the above-captioned proceeding, FCC 98-171, released July 23, 1998, is corrected as follows:

  (a)   The following is added to the caption:

        Radio SunGroup of Texas, Inc.               )
        Assignor                                    )
                                                    )
        and                                         )
                                                    )
        Sunburst Media, LP                          )
        Assignee                                    )
                                                    )
        For consent to the assignment of license of ) File No.  BALH-980330GJ
        Station KULL(FM), Abilene, Texas            )

  (b)   The following footnote is added to paragraph 1:

        The assignment of license for station KULL(FM), Abilene, TX, is also part of this transaction. However, as the license application for KULL(FM) (File No. BLH-971104KF, granted February 10, 1998) was filed after the renewal expiration date for Texas broadcast stations, no renewal application was required, nor submitted for Commission review.

        Footnotes 2 through 8 are renumbered accordingly.

  (c)   The following ordering clause is added as paragraph 22:

        22. IT IS FURTHER ORDERED that the assignment application filed for station KULL(FM), IS GRANTED.

        Paragraphs 22 and 23 are renumbered accordingly.


                               FEDERAL COMMUNICATIONS COMMISSION


                               /s/ Roy J. Stewart
                               Roy J. Stewart
                               Chief, Mass Media Bureau